Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Micromet, Inc. for the registration of common stock, preferred stock, debt securities, warrants, subscription rights and units to the incorporation by reference therein of our reports dated March 16, 2009, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Micromet, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
October 14, 2009